Exhibit 10.9

INVESTOR RIGHTS AGREEMENT

by and between

AVANTOR, INC.

AND

NEW MOUNTAIN PARTNERS III, L.P.

Dated as of [            ], 2019

i

Exhibits and Annexes

Exhibit I	–	Company Charter

Exhibit II	–	Company Bylaws

ii

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT ( “Agreement”) is entered into as of [                ], 2019, by and between Avantor, Inc., a Delaware corporation (the “Company”) and New Mountain Partners III, L.P., a Delaware limited partnership (“New Mountain”).

In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Definitions. As used in this Agreement, the following definitions shall apply:

“Affiliate” means, when used with reference to any Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person; provided that, limited partners, non-managing members or other similar direct or indirect investors in a Person (in their capacities as such) shall not be deemed to be Affiliates of such Person; provided further, that, for the avoidance of doubt, for purposes of Section 3.2, the definition of “Affiliate” shall include (a) in respect of New Mountain, any principal, member, director, partner, officer, employee or other representative of any of the foregoing (other than the Company and any Person that is controlled by the Company) and (b) in respect of the Company, any Person that, directly or indirectly is controlled by the Company.

“Aggregate New Mountain Ownership” means the total number of Shares owned, in the aggregate and without duplication, by New Mountain as of the date of such calculation.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City, New York are authorized or required by law to close.

“Common Stock” means common stock, $0.01 par value per share, of the Company (or any successor of the Company by combination of shares, recapitalization, merger, consolidation or other reorganization) and any stock into which any such common stock shall have been changed or any stock resulting from any reclassification of any such common stock.

“Company Bylaws” means the Second Amended and Restated Bylaws of the Company, a copy of which is attached hereto as Exhibit II.

“Company Charter” means the Second Amended and Restated Certificate of Incorporation of the Company, a copy of which is attached hereto as Exhibit I.

“Director” means any of the individuals elected or appointed to serve on the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“IPO” means the initial public offering of Common Stock.

“IPO Date” means the date on which the IPO is consummated.

“Organizational Documents” means the Company Bylaws and the Company Charter, each as amended from time to time.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an incorporated or unincorporated association, a joint venture, a joint stock company or any other entity or body.

“Shares” means shares of Common Stock, including shares of Common Stock issued upon any conversion of warrants or convertible securities.

“Stock Exchange” means the New York Stock Exchange or other national securities exchange or interdealer quotation system on which the Common Stock is at any time listed or quoted.

“Stock Exchange Independent Director” means a Director who qualifies, as of the date of such Director’s election or appointment to the Board (or any committee thereof) and as of any other date on which the determination is being made, as an “Independent Director” under the applicable rules of the Stock Exchange, as determined by the Board.

Section 1.2     Terms Defined Elsewhere in this Agreement. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Audit Committee	Section 2.1(b)
Company	Preamble
Compensation Committee	Section 2.1(b)
First-Time Director Nominee	Section 2.1(a)(iii)
Identified Persons	Section 3.2(b)
New Mountain	Preamble
New Mountain Director	Section 2.1(a)
Nominating Committee	Section 2.1(b)

Section 1.3    Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this

Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References in this Agreement to a number or percentage of shares, units or other equity interests shall take into account and give effect to any split, combination, dividend or recapitalization of such shares, units or other equity interests, as applicable.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.1    Board of Directors.

(a)    Nomination. On and after the IPO Date, New Mountain shall have the right to nominate Directors to serve on the Board. Each Director so nominated by New Mountain may be referred to as a “New Mountain Director.” Such nomination rights shall be as follows:

(i)    So long as the Aggregate New Mountain Ownership continues to be (A) at least 50% of the Shares New Mountain owned immediately following the consummation of the IPO, New Mountain shall be entitled to nominate three Directors, (B) less than 50% but at least 25% of the Shares New Mountain owned immediately following the consummation of the IPO, New Mountain shall be entitled to nominate two Directors and (C) less than 25% but at least 10% of the Shares New Mountain owned immediately following the consummation of the IPO, New Mountain shall be entitled to nominate one Director;

(ii)    The Company hereby agrees (A) to include the nominees of New Mountain nominated pursuant to this Section 2.1(a) as the nominees to the Board on each slate of nominees for election of the Board included in the Company’s annual meeting proxy statement (or consent solicitation or similar document), (B) to recommend the election of such nominees to the stockholders of the Company and (C) without limiting the foregoing, to otherwise use its reasonable best efforts to cause such nominees to be elected to the Board, including providing at least as high a level of support for the election of such nominees as it provides to any other individual standing for election as a director. For so long as the Directors on the Board are divided into three classes, such New Mountain Directors shall be apportioned among such classes so as to maintain the number of New Mountain Directors in each class as nearly equal as possible; and

(iii)    With respect to any person that will be nominated or designated to be a Director for the first time at an annual meeting (each person, a “First-Time Director Nominee”) by New Mountain, New Mountain shall nominate its First-Time Director

Nominee by (A) delivering to the Company its written statement at least 90 days prior to the one-year anniversary of the preceding annual meeting nominating such First-Time Director Nominee and (B) setting forth such First-Time Director Nominee’s business address, telephone number, facsimile number and e-mail address; provided, that if New Mountain shall fail to deliver such written notice, New Mountain shall be deemed to have nominated the Director(s) previously nominated (or designated pursuant to this Section 2.1(a)(iii)) by New Mountain who is/are currently serving on the Board.

(b)    Committees. The Company shall establish and maintain an audit and finance committee of the Board (the “Audit Committee”), a compensation and human resources committee of the Board (the “Compensation Committee”), a nominating and governance committee of the Board (the “Nominating Committee”), and such other Board committees as the Board deems appropriate from time to time or as may be required by applicable law or the Stock Exchange rules. For so long as the Company maintains a Compensation Committee or Nominating Committee, such committees shall each include at least one New Mountain Director (but only if New Mountain is then entitled to nominate at least one New Mountain Director and, to the extent then required under the applicable rules of the Stock Exchange, such Director is a Stock Exchange Independent Director).

(c)    Removal. Directors shall serve until their resignation or removal or until their successors are nominated; provided, that if the number of Directors that New Mountain is entitled to nominate pursuant to Section 2.1(a) is reduced by one or more Directors, then New Mountain, shall, to the extent requested by the Stock Exchange Independent Directors then serving on the Nominating Committee, promptly cause such number of Directors equal to the number by which the number of Directors has been so reduced as aforesaid to resign from service on the Board (and all committees thereof). In addition, New Mountain shall cause any Director nominated by it to promptly resign from service on any committee of the Board if such Director is not a Stock Exchange Independent Director to the extent then required under the applicable rules of the Stock Exchange.

(d)    Vacancies. If any Director previously nominated by New Mountain dies or is unwilling or unable to serve as such or is otherwise removed or resigns from office (other than pursuant to the proviso to the first sentence of Section 2.1(c)), then New Mountain shall promptly nominate a successor to such Director, in accordance with this Section 2.1; provided, that if New Mountain is not entitled to fill such vacant Director position(s), then such vacant Director position(s) shall be filled by the Board, upon the recommendation of the Nominating Committee.

ARTICLE III

OTHER COVENANTS AND AGREEMENTS

Section 3.1    Conflicting Organizational Document Provisions. The Company agrees to utilize its reasonable best efforts to ensure that neither ambiguity nor conflicts arise between the terms of this Agreement and those of (i) its Organizational Documents and (ii) the Stockholders Agreement of the Company, dated as of November 21, 2017 (as the same was amended on March 15, 2018, and as may be further amended, supplemented, restated or otherwise modified from time to time), by and among the Company, certain affiliates of New Mountain, Broad Street Principal Investments, L.L.C, NuSil, LLC, NuSil 2.0 LLC, Galvaude Private Investments, Inc. and each of the other stockholders of the Company party thereto.

Section 3.2    Competition and Corporate Opportunities.

(a)    In recognition and anticipation that (i) certain directors, principals, members, officers, associated funds, employees and/or other representatives of New Mountain and its Affiliates may serve as Directors, officers or agents of the Company and (ii) New Mountain and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of this Article III are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve any of New Mountain or its Affiliates and the powers, rights, duties and liabilities of the Company and its Directors, officers and stockholders in connection therewith, subject to the provisions set out in this Agreement.

(b)    None of New Mountain or any of its Affiliates (collectively, the Persons being referred to as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates, except as provided in Section 3.2(d). Subject to Section 3.2(d), in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Company or any of its Affiliates.

(c)    Subject to Section 3.2(d), the Company and its Affiliates (excluding the Identified Persons) do not have any rights in and to the business ventures of any Identified Person, or the income or profits derived therefrom, and the Company agrees that each of the Identified Persons may do business with any potential or actual customer or supplier of the Company or may employ or otherwise engage any officer or employee of the Company.

(d)    The Company does not renounce its interest in any corporate opportunity offered to any New Mountain Director, and the provisions of Section 3.2(b) shall not apply to any such corporate opportunity, to the extent that such opportunity is expressly offered to such person solely in his or her capacity as a director of the Company.

(e)    In addition to and notwithstanding the foregoing provisions of this Section 3.2, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) is one in which the Company has no interest or reasonable expectancy.

ARTICLE IV

GENERAL

Section 4.1    Assignment. The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto; provided, however, New Mountain, without the consent of any other party, may assign, in whole or in part, any of its rights hereunder to an Affiliate. Any attempted assignment of rights or obligations in violation of this Section 4.1 shall be null and void.

Section 4.2    Term and Effectiveness.

(a)    This Agreement shall become effective on the IPO Date.

(b)    Notwithstanding anything contained herein to the contrary, this Article IV shall survive any termination of any provisions of this Agreement.

(c)    The termination of any provision of this Agreement shall not relieve any party from any liability for the breach of its obligations under this Agreement prior to such termination.

Section 4.3    Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.4    Entire Agreement; Amendment.

(a)    This Agreement sets forth the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. This Agreement or any provision thereof may only be amended or modified, in whole or in part, at any time by an instrument in writing signed by all Parties.

(b)    No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(c)    No waiver of a right under this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver of a right under this Agreement in a specified instance or in specified circumstances shall not operate or be construed as a waiver of such right in other instances or circumstances.

Section 4.5    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 4.6    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law rules of such State that would result in the application of the laws of a jurisdiction other than the State of Delaware.

Section 4.7    Waiver of Jury Trial; Consent to Jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts located in the State of Delaware for the purpose of adjudicating any dispute arising hereunder. Each party hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court any objection to such jurisdiction, whether on the grounds of hardship, inconvenient forum or otherwise. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 4.9 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 4.7.

Section 4.8    Specific Enforcement. The parties hereto acknowledge that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to pursue equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 4.9    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received by non-automated response). All such notices, requests and other communications shall be delivered in person or sent by facsimile, e-mail or nationally recognized overnight courier and shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt. All such notices, requests and other communications to any party hereunder shall be given to such party as follows:

If to New Mountain, addressed to it at:

New Mountain Capital L.L.C.

787 Seventh Avenue, #49 New York,

New York 10019

Attention: Matthew Holt; Andre Moura

Email: mholt@newmountaincapital.com; amoura@newmountaincapital.com

If to the Company, addressed to it at:

c/o Avantor, Inc.

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, PA 19087

Attention: General Counsel

Email: generalcounsel@avantorsciences.com

or to such other address or to such other Person as any party shall have last designated by such notice to the other parties.

Section 4.10    Binding Effect; Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Except as provided in Section 4.13, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective permitted successors and assigns.

Section 4.11    Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

Section 4.12    Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 4.13    No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, controlling person, fiduciary, agent, attorney or representative of any party hereto, or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, controlling person, fiduciary, agent, attorney or representative of any of the foregoing shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Investor Rights Agreement to be executed by its duly authorized officers as of the day and year first above written.

AVANTOR, INC.

By:

Name:
Title:

NEW MOUNTAIN PARTNERS III, L.P.

By: NEW MOUNTAIN INVESTMENTS III, L.L.C., Its General Partner

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

Exhibit I

Company Charter

(see Exhibit 3.1 to Amendment No. [    ] to Form S-1 filed herewith)

Exhibit II

Company Bylaws

(see Exhibit 3.2 to Amendment No. [    ] to Form S-1 filed herewith)